Exhibit 23.1

CliftonLarsonAllen LLP
CLAconnect.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report, dated March 11, 2022, with respect to the consolidated balance sheets of Alerus Financial Corporation as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021 included in the Alerus Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 28, 2022